                                                                    Exhibit 99.1
                                Explanatory Note
        The shares of Common Stock are held by PS Sook Ltd., which
Mr. Sook and his spouse are the beneficial owners.
        The total amount of derivate securities includes previously acquired options to purchase 600,000 shares of Class A Common Stock (which have not been exercised) and previously acquired 387,087 shares of Class B Common Stock which are convertible into Class A Common Stock on a one-for-one basis (which have not been converted).
        Pursuant to that certain stock option agreement dated December 15, 2005
Mr. Sook was awarded an option to purchase 300,000 shares of Class A Common
Stock. This award was made pursuant to the Nexstar Broadcasting Group Inc. 2003
Long-term Incentive Plan and exempt from Section 16(b) of the Securities and
Exchange Act of 1934 (as amended) under Rule 16b-3.
        The options shares will vest and become exercisable 20% per year starting on the first anniversary of the date of grant.